Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

CAMC GREENBRIER VALLEY MEDICAL CENTER, INC.

AND

VANDALIA HEALTH, INC.

September 14, 2022

i

(continued)

(continued)

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v

EXHIBITS

Description	Exhibit
Seller Entities	A
Information Services Agreement	B
Transition Services Agreement	C
License Agreement for Policy and Procedure Manuals	D
Limited Power of Attorney	E
Billing and Collection Agreement	F

SCHEDULES

Description	Schedule
Owned Real Property	1.1(a)
Leased Real Property	1.1(b)
Assumed Contracts	1.1(h)
Excluded Assets	1.2
Assumed Liabilities	1.3
Excluded Liabilities	1.4
Financial Statements	3.4
Absence of Certain Changes	3.5
Licenses	3.6
Medicare Participation/Accreditation	3.7
Regulatory Compliance	3.8
Real Property	3.10
Employee Benefit Plans	3.12
Litigation or Proceedings	3.13
Environmental Laws	3.14
Taxes	3.15
Employee Relations	3.16
Insurance	3.19
Third Party Payor Cost Reports	3.20
Medical Staff Matters	3.21
Intellectual Property	3.24
Compliance Program	3.25
Certificates of Need	3.26
Affiliate Contracts	3.28
Data Handling	3.29
Material Consents	7.7

GLOSSARY OF DEFINED TERMS

Defined Term	Section
ACHC	3.7
Affiliate	12.18
Agreement	Introduction
Applications	3.26
Assets	1.1
Assignment and Assumption Agreement	2.2(c)
Assumed Contracts	1.1(h)
Assumed Liabilities	1.3
Balance Sheet Date	3.4(a)
Basket Amount	11.3
Benefit Plans	3.12
Billing and Collection Agreement	2.2(r)
Bills of Sale	2.2(b)
Business Associate Agreement	2.2(j)
Buyer	Introduction
Buyer Employees	10.10
Buyer’s Plans	10.10
Buyer Indemnified Parties	11.2
Cap	11.3
CARES Act	1.2(r)
CERCLA	3.14
Certificate of Need	3.26
Closing	2.1
Closing Date	2.1
CMS	3.7
Code	3.12(a)
control	12.18
COVID-19	12.26
COVID-19 Measures	12.26
Data Handling	3.29(a)
Defects	6.3(d)
Effective Time	2.1
Environmental Laws	3.14
ERISA	3.12
ERISA Affiliate	3.12(c)
Excluded Assets	1.2
Excluded Contracts	1.2(q)
Excluded Liabilities	1.4
Excluded Marks	1.2(g)
Facilities	Recital D
FEMA	1.2(r)
Financial Statements	3.4

FTC	5.5
Fundamental Representations	12.17
GAAP	3.4
Government Entity	3.8
Hazardous Substances	3.14
HIPAA	3.8
Hospital	Recital C
HQI Program	3.7
HSR Act	5.5
Indemnified Party	11.4
Indemnifying Party	11.4
Information Services Agreement	2.2(j)
Intellectual Property	3.24
Justice Department	5.5
License Agreement	2.2(l)
Material Adverse Effect	12.19
Material Consents	7.7
PCI DSS	3.29(a)
Permitted Encumbrances	3.10
Person	12.27
PHSSEF	1.2(r)
POA	2.2(o)
PPPHCEA	1.2(r)
Privacy and Data Handling Requirements	3.29(a)
Privacy Laws	3.29(a)
Privacy Policies	3.29(a)
PTO	3.12
Purchase Price	1.5
QNet	3.7
Operating Leases	3.10(h)
Phase II Assessments	6.5
RCRA	3.14
Real Property	1.1(a)
Security Breach	3.29(a)
Seller	Introduction
Seller Cost Reports	10.8
Seller Entities	Recital A
Seller Guaranty	10.21
Seller Indemnified Parties	11.1
Seller’s knowledge	12.27
Sensitive Data	3.29(a)
SSA	3.16(f)
State Health Agency	3.6
Surveys	6.3(b)
Survival Period	12.17
Tax	3.15

Tax Returns	3.15
Tenant Leases	3.10(d)
Termination Notice	12.1
Title Commitment	6.3(a)
Title Company	6.3(a)
Title Evidence	6.3(a)
Title Policy	6.3(a)
Transition Services Agreement	2.2(k)
WARN Act	3.16(e)
WVHCA	3.26
Zoning Report	6.3(c)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 14, 2022, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), CAMC GREENBRIER VALLEY MEDICAL CENTER, INC. a West Virginia nonprofit corporation (“Buyer”), and VANDALIA HEALTH, INC., a West Virginia nonprofit corporation (“Vandalia”).

RECITALS:

A.    Seller owns or controls, directly or indirectly, the organizations listed on Exhibit A attached hereto (each a “Seller Entity” and together the “Seller Entities”).

B.    Buyer is an affiliate of Vandalia, a not-for-profit healthcare system with a charitable mission to promote and improve access to healthcare and the healthcare status of the communities it serves.

C.    The Seller Entities directly or indirectly own and operate Greenbrier Valley Medical Center in Ronceverte, West Virginia (the “Hospital”).

D.    Seller desires to cause the Seller Entities to sell to Buyer and Buyer desires to purchase substantially all of the assets of the Seller Entities which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospital, together with certain related businesses including medical office buildings, outpatient care facilities, physician practices and ancillary services (collectively with the Hospital, the “Facilities”), on the terms and conditions set forth in this Agreement.

E.    Vandalia is a party to this Agreement solely for purposes of guaranteeing the obligations of Buyer as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1.     PURCHASE OF ASSETS.

1.1    Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Seller agrees to cause the Seller Entities to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, all right, title and interest of the Seller Entities in and to all of the assets owned or used by the Seller Entities in connection with the operation of the Facilities, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a)    fee simple title to the real property owned by the Seller Entities and used in connection with the operation of the Facilities or owned or acquired for the benefit of the

Facilities, as described on Schedule 1.1(a) hereto, together with all right, title and interest of the Seller Entities in and to any and all improvements, any construction in progress, any other buildings, utilities, structures, and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and all right, title and interest of the Seller Entities in and to any architectural plans or design specifications relating to the development thereof. For the avoidance of doubt, any real property adjacent to the Hospital and owned by the Seller Entities, including excess land, is included in the Owned Real Property;

(b)    leasehold right, title and interest to the real property that is leased, subleased, licensed or otherwise used or occupied by the Seller Entities and described on Schedule 1.1(b) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(c)    all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture, fixtures, machinery, instruments, and furnishings of the Seller Entities;

(d)    all supplies, drugs, inventory and other disposables and consumables used or held for use in respect of the Facilities;

(e)    all deposits, prepaid expenses, advancements, escrows, prepaid taxes and claims for refunds in connection with the Facilities;

(f)    all claims, causes of action, judgments, and suits of the Seller Entities against third parties to the extent such claims relate to the condition of the Assets and, to the extent assignable, all warranties (express or implied) and rights and claims assertable by (but not against) the Seller Entities related to the Assets;

(g)    to the extent legally transferable, all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files, operating policies and procedures, manuals, current personnel records, data and databases);

(h)    all rights and interests in the contracts, commitments, leases, licenses and agreements listed on Schedule 1.1(h) hereto (the contracts being assigned are referred to herein as the “Assumed Contracts”);

(i)    all licenses, franchises, accreditations, registrations, and permits, to the extent legally assignable, held by the Seller Entities relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved governmental approvals);

(j)    any patents, domain names, copyrights and trade secrets, applications and registrations associated therewith, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein;

(k)    except as provided in Section 1.2(g), all trade names, trademarks and service marks (or variations thereof) associated with the Facilities, all goodwill associated therewith, and all applications or registrations associated therewith;

(l)     to the extent legally transferable, all provider numbers;

(m)     all goodwill associated with the Facilities and the Assets;

(n)     petty cash;

(o)     the telephone numbers used in connection with the business or operation of the Facilities;

(p)    all computer hardware and data processing equipment located at the Facilities to the extent assignable or transferable, and all rights in warranties of any manufacturer or vendor with respect thereto;

(q)    whether or not reflected in the financial statements, wherever located and whether or not similar to the items specifically set forth, all other businesses and ventures owned by the Seller Entities in connection with the Facilities;

(r)    all property of the foregoing types arising or acquired by the Seller Entities between the date hereof and the Closing Date; and

(s)    all other property of every kind, character or description owned, leased or licensed by the Seller Entities and used or held for use in the business of the Facilities or the Assets.

1.2    Excluded Assets. Those assets of the Seller Entities described below, together with any assets described on Schedule 1.2 hereto, shall be retained by the Seller Entities (collectively, the “Excluded Assets”) and shall not be conveyed to the Buyer:

(a)     cash (other than petty cash), cash equivalents and marketable securities;

(b)    board-designated, restricted and trustee-held or escrowed funds (such as funded depreciation, debt service reserves, working capital trust assets, and assets and investments restricted as to use) and accrued earnings thereon;

(c)    all amounts payable to the Seller Entities in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Seller Entities for periods prior to the Closing Date) and any reimbursement from Medicare or Medicaid as a result of any loss by the Seller Entities on the disposal of any of the Assets for purposes of Medicare and Medicaid reimbursement;

(d)    all Seller Entity records relating to (i) litigation files and records, cost report records relating to periods of time prior to Closing, tax returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities to the extent that the Buyer does not need the same in connection with the operation of the Facilities, as well as all records which by law the Seller Entities are required to maintain in their possession;

(e)    prepaid insurance, prepaid assets dedicated to the Seller Entities’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses);

(f)    all accounts receivable arising from the rendering of services to patients at the Facilities, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time;

(g)    any and all names, symbols, trademarks, logos or other symbols used in connection with the Facilities and the Assets which include the names “CHS,” “Community Health Systems” or any variants thereof or any other names which are proprietary to Seller or its Affiliates listed on Schedule 1.2(g) (the “Excluded Marks”);

(h)     any computer software and programs which are proprietary to Seller or its Affiliates;

(i)     receivables from or obligations with Seller or its Affiliates;

(j)    the Seller Entities’ insurance proceeds arising from pre-Effective Time operation of the Assets or the Facilities and the Seller Entities’ assets held in connection with any self-funded insurance programs and reserves, if any (unless such insurance proceeds are being held for the repair of assets purchased by Buyer);

(k)    any claims of the Seller Entities against third parties to the extent that such claims relate to the operation of the Facilities prior to the Effective Time (other than claims related to the repair of Assets and claims related to insurance proceeds related thereto) or to the Excluded Assets or Excluded Liabilities;

(l)    all of Seller’s or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(m)     all rights in connection with and the assets of the Seller Entities’ employee benefit plans;

(n)     all assets relating to home health or hospice operations;

(o)    all national or regional contracts of Seller or any Affiliate which are made available to any of the Facilities by virtue of the Facilities being an Affiliate of Seller;

(p)     the electronic funds transfer accounts of the Facilities;

(q)    any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time;

(r)    all rights of the Seller Entities in any contracts, commitments, leases and agreements which are not included in the Assumed Contracts (the “Excluded Contracts”); and

(s)    any payment received with the intent to compensate any Seller Entity or the Hospital for costs incurred or revenue lost as a result of the COVID-19 Measures (hereinafter defined) response during the period prior to the Effective Time, where such payments are derived from programs established or funded, whether directly or indirectly, by or through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), including, but not limited to, payments received through the Public Health and Social Services Emergency Fund (“PHSSEF”) and the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCEA”), and through state and local programs funded through federal appropriations under the Coronavirus Relief Fund defined under the CARES Act, Title V Section 601, and any payments received through programs funded directly or indirectly by other federal agencies, including, but not limited to, the Federal Emergency Management Agency (“FEMA”), or state and local agencies, including, but not limited to, the state Medicaid program, or through subsequent Congressional appropriations, when such payments are intended to compensate the Seller Entities or the Hospital for costs incurred or revenues lost as a result of the COVID-19 response during the period prior to the Effective Time.

1.3    Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyer shall assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of the Seller Entities:

(a)    all obligations accruing from and after the Effective Time with respect to the Assumed Contracts, but only to the extent that such obligations thereunder are required to be performed after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any of the Seller Entities or any of their respective Affiliates on or prior to the Effective Time;

(b)     the capital lease obligations set forth on Schedule 1.3 hereto; and

(c)    all obligations and liabilities as of the Effective Time in respect of accrued vacation and holiday benefits of employees at the Facilities who are hired by the Buyer as of the Effective Time, and related taxes.

1.4    Excluded Liabilities. Except for the Assumed Liabilities, neither Buyer, nor its Affiliates, shall assume and under no circumstances shall Buyer or its Affiliates be obligated to pay or assume, and none of the assets of Buyer or its Affiliates shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of the Seller Entities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities (all of which shall remain the liabilities of the Seller Entities and their respective Affiliates):

(a)    any debt, obligation, expense or liability that is not an Assumed Liability (including, but not limited to, accounts payable, accrued salaries, and accrued liabilities);

(b)    any liability arising out of or in connection with the Assets and/or ownership or operation of the Facilities prior to the Effective Time, including without limitation, claims or potential claims for medical malpractice or general liability relating to acts or omissions asserted to have occurred prior to the Effective Time;

(c)     those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d)     any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(e)    liabilities and obligations of the Seller Entities in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, including, without limitation, in respect of any cost report, any audit under the Medicare RAC program or any noncompliance with applicable law or contractual obligations related to the billing or collection of services, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(f)    (i) federal, state or local Tax liabilities or obligations of the Seller Entities (including any Taxes allocated to the Seller Entities in accordance with Section 1.7) or resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Facilities of such employees’ right to vacation, sick leave, and holiday benefits accrued while in the employ of the Seller Entities (provided, however, that this clause (f) shall not apply to any and all taxes payable with respect to any employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof), (ii) to the extent not duplicative of clause (i), any Taxes imposed on or with respect to the Assets or the Assumed Liabilities for any tax period (or portion thereof) ending on or before the Closing Date, and (iii) any Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities;

(g)    liability for any and all claims by or on behalf of the Seller Entities’ employees, independent contractors, directors or other persons relating to periods prior to the Effective Time including, without limitation, liability for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses, insurance or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to former employees of the Seller Entities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (provided, however, that this clause (g) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(h)    any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, the Seller Entities or any of their Affiliates or any of their directors, officers, employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time, including but not limited to any post-Closing defense of such obligation or liability;

(i)    any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of the Seller Entities, their Affiliates or, to the extent related to their services to the Seller Entities, their directors, officers, employees, medical staff, agents, vendors or representatives, claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation or order of any governmental entity;

(j)    liabilities or obligations arising out of any breach by the Seller Entities prior to the Effective Time of any Assumed Contract;

(k)    liabilities or obligations arising as a result of any breach by the Seller Entities at any time of any Excluded Contract;

(l)    any debt, obligation, expense, or liability of the Seller Entities arising out of or incurred solely as a result of any transaction of the Seller Entities occurring after the Effective Time;

(m)    any liability of the Seller Entities relating to violation of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the “Anti-Kickback Law”), the Ethics in Patient Referrals Act (42 U.S.C. § 1395mm et seq.) (the “Stark Law”), and the False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”);

(n)    all monetary remedies due and owing by virtue of the settlement of NLRB Case No. 10-CA-150997 and the Compliance Specification issued in connection therewith; and

(o)    all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing, identified on Schedule 1.1(h) hereto, and expressly assumed as part of the Assumed Contracts.

1.5    Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Eighty Five Million One Hundred Thousand Dollars ($85,100,000) minus the amount of any capitalized leases in respect of the Facilities that are assumed by the Buyer and set forth on Schedule 1.3. The Purchase Price shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Seller.

1.6    Transition Patients. To compensate the Seller Entities for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted as inpatients to the Hospital prior to the Effective Time but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a)    As soon as practicable after the Closing Date, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). The Buyer shall pay to the Seller Entities an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by the Buyer or the Seller Entities) per the remittance advice received by the Buyer on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by the Seller Entities, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by the Seller Entities and the Buyer both up to and after the Effective Time, minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to the Seller Entities.

(b)    As of Effective Time, cut-off billings (“Interim Billings”) for all Transition Patients not covered by Section 1.6(a) shall be prepared and sent following the discharge of the patient from the Hospital. Any payments received by either the Buyer or the Seller Entities for such Interim Billings are the property of the Seller Entities and shall be paid to the Seller Entities, when and as received by the Buyer, within ten (10) business days of receipt.

(c)    If the Buyer receives amounts related to any Medicare, Medicaid, Medicaid Managed Care, TRICARE or other third party payor program (such as Medicaid Directed Payment Program payments (“DPP”), Medicaid Direct Medical Education payments (“DME”), Medicaid Physician Payment Improvement program payments (“PPI”), disproportionate share payments, periodic interim payments (“PIP”), bi-weekly payments for Medicare bad debt, payments for costs paid on a pass-through basis, such as capital costs, and MIPS or other MACRA-based payments), associated with the operation of the Hospital or the Facilities prior to the Effective Time, the Buyer shall tender the amount applicable to the period prior to the Effective Time to the Seller Entities within ten (10) business days of receipt. If the Seller Entities receive amounts related to any Medicare, Medicaid, Medicaid Managed Care, TRICARE or other third party payor program (such as DPP, DME, PPI, disproportionate share payments, PIP payments, bi-weekly payments for Medicare bad debt, or payments for pass-through costs, such as capital costs, and MIPS or other MACRA-based payments), associated with the operation of the Hospital or the Facilities relating to periods after the Effective Time, the Seller Entities shall tender the same to the Buyer within ten (10) business days of receipt. It is the intent of the parties that the Buyer and the Seller Entities shall receive any and all amounts related to any other Medicare, Medicaid, Medicaid Managed Care, or other third party payor program (such as DPP, DME, PPI, disproportionate share payments, PIP payments, bi-weekly payments for Medicare bad debt, and pass-through costs payments (including capital costs)) applicable to the period of time the Hospital or the Facilities were owned by such party, calculated as the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospital or the Facilities were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor (“MAC”) may apply bi-weekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospital or the Facilities in accordance with the methodology delineated above.

(d)    All payments required by this Section 1.6 shall be made within ten (10) business days of a party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by the other party. In the event that Buyer and the Seller Entities are unable to agree on any amount to be paid under this Section 1.6, then such amount shall be determined by an accounting firm mutually acceptable to Seller and Buyer at the joint equal expense of Buyer and Seller.

1.7     Prorations; Ad Valorem Taxes.

(a)    Except as otherwise provided herein or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), the Seller and the Buyer shall prorate as of the Effective Time any amounts which become due and payable on or after the Closing Date with respect to (i) the Assumed Contracts and (ii) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter. Proration shall be calculated on a per diem basis, with Seller Entities responsible for taxes, payments and other assessments that relate to periods prior to the Effective Time, and Buyer responsible for taxes, payments and other assessments that relate to periods after the Effective Time.

(b)    All ad valorem real and personal property taxes on the Assets for Tax Year 2022 (i.e., such taxes based on ownership of the Assets on July 1, 2021, which taxes are first due and payable on September 1, 2022 (first half) and March 1, 2023 (second half)) shall be prorated at Closing by the parties on a calendar year (January 1 - December 31, 2022) basis, with such portion of calendar year 2022 prior to the Closing being attributable to Seller (and reflected on the closing statement as a credit to Buyer) and the remaining portion of calendar year 2022 being attributable to Buyer. All ad valorem tax prorations shall be based on the real estate taxes assessed by the taxing body; provided, however, that if the amount of tax is not available at Closing, the parties shall base the apportionment at Closing on the prior year’s taxes on the Assets and shall after Closing reconcile any difference between the amount apportioned at Closing using such method and the actual amount of taxes assessed. For the avoidance of doubt, Buyer shall be responsible for all ad valorem real and personal property taxes on the Assets for Tax Year 2023, unless the Closing occurs on or after January 1, 2023, in which event all ad valorem real and personal property taxes on the Assets for Tax Year 2023 (i.e., such taxes based on ownership of the Assets on July 1, 2022, which taxes are first due and payable on September 1, 2023 (first half) and March 1, 2024 (second half)) shall be prorated at Closing by the parties on a calendar year (January 1 - December 31, 2023) basis, with such portion of calendar year 2023 prior to the Closing being attributable to Seller (and reflected on the closing statement as a credit to Buyer) and the remaining portion of calendar year 2023 being attributable to Buyer.

(c)    With respect to Taxes described in this Section 1.7, Seller shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate taxing authority payment for Taxes, which are subject to apportionment under this Section 1.7 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

2.     CLOSING.

2.1    Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on the last business day of the month in which all of the conditions precedent to the obligations of the parties (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, or such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). Notwithstanding the foregoing, November 30, 2022 is the targeted Closing Date. The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2    Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a)    Deeds containing special warranty of title, fully executed by each applicable Seller Entity in recordable form, conveying to Buyer fee title to the Owned Real Property, assignments, fully executed by each applicable Seller Entity in recordable form, conveying or assigning to Buyer all right, title and interest of the Seller Entities to enforce all use covenants and restrictions and rights of first refusal and other options, rights, covenants and restrictions, if any, burdening lands previously owned by the Seller Entities and running to the benefit of the Owned Real Property or the Seller Entities by virtue of their ownership of the Owned Real Property or such prior ownership or conveyance of any other real property, and Assignments of Leases, fully executed by each applicable Seller Entity, assigning to Buyer leasehold right, title and interest to the Leased Real Property (the “Assignments of Leases”), subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b)    A General Assignment, Conveyance and Bill of Sale, fully executed by each applicable Seller Entity, conveying to Buyer all of the Seller Entity’s right, title and interest in the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities (the “Bills of Sale”);

(c)    An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller Entity, conveying to Buyer the Seller Entity’s interest in the Assumed Contracts;

(d)    Copies of corporate resolutions duly adopted by the Board of Directors of Seller and each Seller Entity (and each Seller Entity’s member(s) or shareholder(s), where required), authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller and each Seller Entity (and each Seller Entity’s member(s) or shareholder(s), where required);

(e)    Certificate of the President or a Vice President of Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(f)    Certificates of incumbency for the respective officers of Seller and each Seller Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g)    Certificates of existence and good standing of Seller and each Seller Entity from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

(h)    All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(i)    A standard form owner’s affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j)    An Information Technology Transition Services Agreement in substantially the form attached hereto as Exhibit B (other than items identified therein as open) (the “Information Services Agreement”) and the Business Associate Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by an Affiliate of Seller;

(k)    A Hospital Transition Services Agreement in substantially the form attached hereto as Exhibit C (other than items identified therein as open) (the “Transition Services Agreement”), fully executed by an Affiliate of Seller;

(l)    A License Agreement for Policy and Procedure Manuals in substantially the form attached hereto at Exhibit D (the “License Agreement”), fully executed by an Affiliate of Seller;

(m)    Certificates of title or origin with respect to all vehicles and equipment included in the Assets for which a certificate of title or origin is required to transfer title to Buyer or its designee(s);

(n)    All other separate assignments of any intangible Assets necessary, proper or advisable to record the transfer of such Assets with any applicable governmental entity, lessor or other Person with whom such assignments must be filed;

(o)    A Drug Enforcement Administration Power of Attorney between Buyer and the applicable Seller Entity(ies) in substantially the form attached hereto as Exhibit E, executed by the appropriate Seller Entity(ies) (“POA”);

(p)     Copies of the Material Consents;

(q)    A certification (in such form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h) (for Seller and each Seller Entity);

(r)    A Clinic Billing and Collection Agreement in substantially the form attached hereto as Exhibit F (other than items identified therein as open) (the “Billing and Collection Agreement”), fully executed by an Affiliate of Seller;

(s)    Evidence of the release of all liens, security interests, encumbrances, and restrictions on, attached to, or otherwise associated with any of the Assets (other than Permitted Encumbrances);

(t)     A duly completed IRS Form W-9 (for Seller and each Seller Entity); and

(u)     Such other agreements and instruments reasonably requested by Buyer.

2.3    Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a)     The Purchase Price in immediately available funds;

(b)     The POA, executed by Buyer;

(c)    The Assignment of Leases, fully executed by Buyer, pursuant to which the Buyer shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(d)     The Bills of Sale, fully executed by Buyer;

(e)    The Assignment and Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts and the Assumed Liabilities as provided in this Agreement;

(f)    Copies of resolutions duly adopted by the Boards of Directors of Buyer and Vandalia authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and Vandalia;

(g)    Certificate of the President or a Vice President of Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(h)    Certificates of incumbency for the respective officers of Buyer and Vandalia executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(i)    Certificate of existence of Buyer and Vandalia from the state in which each is incorporated or formed, dated the most recent practical date prior to Closing;

(j)    The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyer or its Affiliates(s), as applicable;

(k)    The Transition Services Agreement, fully executed by Buyer or its Affiliates(s), as applicable;

(l)     The License Agreement, fully executed by Buyer or its Affiliates(s), as applicable;

(m)    The Billing and Collection Agreement, fully executed by Buyer or its Affiliates, as applicable; and

(n)     Such other agreements and instruments reasonably requested by Seller.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller represents and warrants to Buyer the following:

3.1    Existence and Capacity. Seller is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. Each Seller Entity is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware. Each Seller Entity is qualified to conduct business in West Virginia. No Seller Entity has operations outside of West Virginia with respect to the Assets. Each Seller Entity has the requisite power and authority to conduct its business as now being conducted.

3.2    Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller and all other agreements referenced herein, or ancillary hereto, to which Seller or any of the Seller Entities is a party, and the consummation by Seller and each Seller Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a)    are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly and validly authorized by all appropriate action (and no such action has been modified or rescinded and each such action remains in full force and effect);

(b)    except as provided in Sections 5.4 and 6.1, do not require any approval or consent required to be obtained by Seller or any Seller Entity of, or filing required to be made by Seller or any Seller Entity with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)    assuming the receipt of any consents required pursuant to the Assumed Contracts, will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d)    will not violate any statute, law, rule, or regulation of any governmental authority to which it or the Assets may be subject; and

(e)    will not violate any judgment, decree, writ or injunction of any court or governmental authority to which it or the Assets may be subject.

3.3    Binding Agreement. This Agreement and all agreements to which Seller or any of the Seller Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and/or such Seller Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

3.4    Financial Statements. Seller has delivered to Buyer copies of the following financial statements of the Seller Entities (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a)     Unaudited Balance Sheet dated as of June 30, 2022 (the “Balance Sheet Date”);

(b)    Unaudited Income Statement for the six-month period ended on the Balance Sheet Date; and

(c)    Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2021, 2020, 2019 and 2018.

Except as set forth in Schedule 3.4, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller Entity as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller Entity for the periods indicated thereon. Except as disclosed on Schedule 3.4, none of the Seller Entities has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements of a Seller Entity in accordance with GAAP except for (i) liabilities reflected or reserved against in the Financial Statements (including notes thereto) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

3.5    Absence of Certain Changes. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date, the Seller Entities have operated the Facilities and the Assets in the usual and ordinary course of business consistent with past practice, and there has not been any:

(a)    event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (hereinafter defined);

(b)    material damage, destruction, or loss (whether or not covered by insurance) affecting the Facilities;

(c)    actual or threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;

(d)    sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Fifty Thousand Dollars ($50,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e)    general increases in the compensation payable by the Seller Entities to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f)    changes in the composition of the medical staff of the Hospital outside the ordinary course of business;

(g)    changes in the accounting methods or practices employed by the Seller Entities, or changes in depreciation or amortization policies;

(h)    material transaction pertaining to any of the Facilities by any Seller Entity outside the ordinary course of business;

(i)    new collective bargaining agreement, or any modification to or termination of any collective bargaining agreement in effect as of the Balance Sheet Date;

(j)    disposition or lapse of any material rights in respect of any Intellectual Property rights owned or licensed by Seller or any Seller Entity that were used in the operation of the Facilities as of the Balance Sheet Date;

(k)    change in its historical practices with respect to purchasing supplies;

(l)    reduction in the licensed bed capacity or discontinuation of any clinical services of the Facilities;

(m)    material Tax election made, revised or rescinded, material Tax liability or Tax refund claim settled or compromised, material amendment to any Tax Return, or any material position on any Tax Return taken that is inconsistent with past practice, in each case, relating to the Assets, the Facilities or the operation of the Facilities; or

(n)    commitment to make any single capital expenditure in excess of $100,000 with respect to the Facilities, or commitment to make aggregate capital expenditures in excess of $250,000 (on a consolidated basis) with respect to the Facilities, which expenditures, in either case, will not be paid prior to Closing.

3.6    Licenses. Each Facility is, and for the past six (6) years has been, duly licensed pursuant to the applicable laws of the state in which it is located and is, and for the past six (6) years has been, in compliance in all material respects with all federal, state and local licensure rules and regulations, and there is no proceeding pending or, to Seller’s knowledge, threatened to revoke, terminate, cancel or modify any license, registration, permit, or approval held by the Seller Entities. The pharmacies, laboratories, and all other ancillary departments owned or operated by the Seller Entities and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are, and for the past six (6) years have been, duly licensed by the appropriate licensing agency (the “State Health Agency”). The Seller Entities currently hold, and for the past six (6) years have held, all material licenses, registrations, permits, and approvals which are needed to operate the businesses owned or operated by them at the Facilities. Schedule 3.6 sets forth a true, complete and correct list of all such licenses, registrations, permits and approvals owned or held by the Seller Entities relating to the ownership, development, or operation of the Facilities or the Assets, all of which are now and as of the Closing shall be in good standing.

3.7    Medicare Participation/Accreditation. The Hospital is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs, has current and valid provider contracts with such programs, is, and for the past six (6) years has been, in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Hospital. The Hospital is duly accredited, with no contingencies (except as set forth on Schedule 3.7), by the Healthcare Facilities Accreditation Program (the “HFAP”). Copies of the most recent accreditation letters from the HFAP pertaining to the Hospital have been made available to Buyer. All billing practices of the Seller Entities with respect to the Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs, and neither the Seller Entities nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law. Neither the Seller Entities nor any of their officers, directors, managing employees, service providers or controlling equity holders are excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other federal health care program, nor to Seller’s knowledge, is any such exclusion pending or threatened. Except as set forth on Schedule 3.7, neither Seller nor the Seller Entities (i) have received any written notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, of any pending or, to Seller’s knowledge, threatened investigations or surveys relating to the Facilities. Except as set forth on Schedule 3.7, no Seller Entity (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United Sates Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any governmental entity, (iii) has been, to Seller’s knowledge, within the past six (6) years the subject of any governmental payor program investigation conducted by any federal or state enforcement agency, (iv) has been, to Seller’s knowledge, within the past six (6) years, or is presently, a defendant in any qui tam/False Claims Act litigation, (v) within the past six (6) years has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or, to Seller’s or the Seller Entity’s knowledge, telephone or personal contact by or from any federal or state enforcement agency, and (vi) has, during the past six (6) years, received any written complaints or written notice from any employee, independent contractor, vendor, physician or other Person alleging, or that would indicate, that such Seller Entity has violated any statutes, rules, regulations, laws and/or requirements of the Government Entities having jurisdiction over the Facilities and/or Assets. The Seller Entities required to be registered have registered with the QNet Exchange (“QNet”) as required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”) and are listed on Schedule 3.7. The Seller Entities have submitted all quality data required under the HQI Program to CMS or its agent for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance with applicable reporting deadlines and in the form and manner required by CMS. The Seller Entities have not received notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired.

3.8    Regulatory Compliance. Except as set forth on Schedule 3.8 hereto, the Seller Entities are, and during the past six (6) years have been, in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and Assets and the operations of the Facilities. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. The Seller Entities have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. Neither the Seller Entities nor any of their officers, directors, employees, representatives or agents have committed a material violation of federal or state laws regulating fraud, including, but not limited to, the federal Anti-Kickback Law, the Stark Law, and the False Claims Act, and similar state laws. The Seller Entities’ contracts with physicians are in compliance in all material respects with all applicable state corporate practice of medicine and fee-splitting laws and regulations. The Seller Entities are, and during the past six (6) years have been, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder, as each may be amended from time to time (“HIPAA”).

3.9    Equipment. Seller has delivered to Buyer a schedule as of the Balance Sheet Date which takes into consideration all the material equipment associated with, or constituting any part of, the Facilities and the Assets.

3.10    Real Property. The Seller Entities own good and indefeasible fee simple or good and valid leasehold title, as the case may be, to the Real Property. The Real Property will be conveyed to Buyer free and clear of any and all liens, encumbrances or other restrictions except (i) any lien for taxes not yet due and payable, (ii) any lease obligations under the Assumed Contracts (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (iv) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, including any violations thereof, so long as such violations do not, individually or collectively, materially interfere with the operation of the Facilities in a manner consistent with the current use by the Seller Entities, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vi) any encumbrances or defects that do not materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, and (vii) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). Seller and the Seller Entities agree that the title to the Owned Real Property shall not be altered by Seller or the Seller Entities between the date of this Agreement and the Closing in any material respect, except to the extent not restricted pursuant to Section 5.2 or Section 5.3. With respect to the Real Property:

(a)    Except as set forth on Schedule 3.10(a), neither Seller nor any of the Seller Entities has received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other law, order or regulation with respect to the Owned Real Property;

(b)    Except as set forth in Schedule 3.10(b), to the knowledge of Seller, the Owned Real Property and its operation are in material compliance with all applicable zoning ordinances (or is considered legally non-conforming or “grandfathered” thereunder);

(c)    Neither Seller nor any of the Seller Entities have created any easements, restrictions or other encumbrances which materially restrict or impair the use of the Owned Real Property for its current use;

(d)    There are no tenants or other Persons occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(d) (the “Tenant Leases”), and no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any nature is owed by any of the Seller Entities to any tenant pursuant to such tenant leases, nor is any landlord improvement work required to be completed by any of the Seller Entities pursuant to such tenant leases, except as disclosed in Schedule 3.10(d); and

(e)    Attached to Schedule 3.10(e) is a “rent roll” which sets forth for the Tenant Leases: (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; (iii) a list of all then delinquent rental payments; (iv) a list of all tenant deposits and a description of any application thereof, and (v) a list of all uncured material defaults under the leases known to Seller;

(f)    Except as set forth on Schedule 3.10(f), neither Seller nor any of the Seller Entities has received during the past three (3) years any written notice from any Governmental Entity of (i) any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property or materially affect the marketability of any material portion of the Owned Real Property for a use consistent with the current use by the Seller Entities, (ii) public improvements that are required to be made and/or which have not heretofore been assessed, or (iii) pending or threatened special, general or other assessments against or affecting any of the Owned Real Property other than county or municipal-wide reassessments;

(g)    Except as set forth on Schedule 3.10(g), there are no outstanding options, rights of first offer or rights of first refusal granted by the Seller Entities to purchase any Owned Real Property or any portion thereof or interest therein;

(h)    Schedule 3.10(h) sets forth an accurate and complete list of all written and oral leases, subleases, licenses, other rental agreements and all easements and other rights and interests appurtenant thereto, that grant or will grant to any Seller Entity as lessee, sublessee, licensee or grantee thereunder a possessory interest in and to any space in the Leased Real Property necessary for the operation of the Facilities as currently conducted, including any ground leases and any leases for parking (collectively, the “Operating Leases”). Seller has delivered or otherwise made available to Buyer complete, correct and current copies of all Operating Leases. Except as set forth on Schedule 3.10(h), the Operating Leases are assignable by the applicable Seller Entity to Buyer or Buyer’s nominee(s) or designee(s), subject to obtaining any required consents to such assignment. The Operating Leases have not been modified, amended or assigned by the Seller Entities, except as set forth on Schedule 3.10(h), are legally valid, binding and enforceable against the applicable Seller Entity and, to Seller’s knowledge, all other parties thereto in accordance with their respective terms and are in full force and effect.

(i)    There are no material defaults by the Seller Entities or, to Seller’s knowledge, any other party under any of the Operating Leases, and, to the knowledge of Seller, no event has occurred which with the giving of notice or passage of time, or both, would constitute a material default under any of the Operating Leases;

(j)    Except as set forth on Schedule 3.10(j), neither Seller nor any of the Seller Entities is a party to any Tax abatement agreement relating to the Owned Real Property nor are there any outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Owned Real Property may be subject following the Closing; and

(k)    The Real Property comprises all of the real property owned or leased or otherwise used or occupied by the Seller Entities that is associated with or employed in the operation of the Facilities.

3.11    Title to Other Assets. As of the Closing, the Seller Entities shall own and hold good and valid title or leasehold interests, as the case may be, to all of the tangible Assets other than the Real Property, and at the Closing, the Seller Entities will assign and convey to Buyer such title or leasehold interests, as the case may be, to all of such Assets, subject only to the Permitted Encumbrances and the Assumed Liabilities. Except for the Excluded Assets, the Assets constitute in the aggregate all of the assets, interests, rights and property necessary for or used in connection with the ownership, development and operation of the Facilities as currently conducted.

3.12     Employee Benefit Plans. Schedule 3.12 sets forth a true, complete and correct list of all “employee benefit plans,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, paid time off (“PTO”), welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of Seller or the Seller Entities or pursuant to which Seller or the Seller Entities have any liability or obligation.

(b)    To Seller’s knowledge, (i) each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans that could subject Buyer to any liability, (iii) each Benefit Plan intended to be qualified under section 401(a) of the Code has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the IRS, (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of sections 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under section 401(a) of the Code.

(c)    Except as set forth on Schedule 3.12, for the past six (6) years, neither Seller, the Seller Entities nor any ERISA Affiliate of Seller or the Seller Entities sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a ‘multiemployer plan,’ as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in Section 413(c) of the Code. “ERISA Affiliate” shall mean any entity that would be treated as a single employer with Seller, the Seller Entities or any of their subsidiaries under the provisions of the Code and ERISA.

(d)    None of the Benefit Plans listed on Schedule 3.12 that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980(B)(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any benefit plan, or (ii) otherwise entitle any employee to severance pay or any other payment from Seller or the Seller Entities.

3.13    Litigation or Proceedings. Schedule 3.13 sets forth an accurate list and summary description of all currently pending litigation or legal proceedings with respect to the Facilities, the Assumed Liabilities, and the Assets. Except as set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the knowledge of Seller, threatened, against the Seller Entities, the Facilities or the Assets (or against Seller or any of its other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller Entities or their Affiliates affecting the Assets or the Assumed Liabilities under any federal, state or local law, or affecting Seller’s or any Seller Entity’s ability to perform under this Agreement.

3.14    Environmental Laws. Except as set forth on Schedule 3.14 hereto, (a) to the knowledge of Seller, the Owned Real Property and the Leased Real Property are not subject to any material environmental hazards, risks, or liabilities, (b) the Seller Entities are, and for the prior three (3) years have been, in compliance in all material respects with, and not in violation of, any federal, state or local statutes, codes, rules, regulations, laws, ordinances, constitutions, consent agreements, orders and common law pertaining to pollution, natural resources, the protection of human health and safety, occupational health and safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), and all federal, state or local statutes, codes, rules, regulations, laws, ordinances, constitutions, consent agreements, orders and common law relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control cleanup of or exposure to any Hazardous Substances (collectively, “Environmental Laws”), and (c) neither Seller nor any Seller Entity has received any notice, complaint, order, citation, demand, claim, lawsuit, potentially responsible part letter or CERCLA Section 104(e) information request alleging or asserting either a violation of any Environmental Law or any actual or potential liability under any Environmental Law, including without limitation an obligation to investigate, assess, remove, or remediate the Real Property under or pursuant to any Environmental Law. No “Hazardous Substances” (which for purposes of this Section 3.14 shall mean and include (i) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, per-and polyfluoroalkyl substances, polychlorinated biphenyls, and mold or fungus of any kind or species, (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, (iii) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law and (iv) medical and infectious waste) have been disposed of on or released or discharged from or onto, or, to the knowledge of Seller, threatened to be released from or onto, the Owned Real Property or the Leased Real Property by the Seller Entities, in the case of each of the foregoing, in violation of any Environmental Law or in a manner which could give rise to a claim or liability or need to undertake investigation or remediation under any applicable Environmental Law. Neither the Seller Entities, nor to Seller’s knowledge, any prior owners, operators or occupants of the Real Property, have discharged, possessed, managed, processed, released, disposed, otherwise handled or exposed any Person to any Hazardous Substances on the Real Property in violation of Environmental Law or in a manner which could give liability under any Environmental Law, and the Seller Entities have complied with all Environmental Laws applicable to any part of the Real Property. Except with respect to conditions included in “no further action letters” specifically set forth on Schedule 3.14 made available to Buyer prior to the date hereof, all past material non-compliance with Environmental Laws by the Seller Entities has been resolved without any pending, on-going or future material liability, and to Seller’s knowledge, there is no requirement proposed for adoption or implementation under any Environmental Law that is reasonably likely to give rise to any material liability, or restrict in any material respect the operation or conduct of the Assets. The Seller Entities hold all Environmental Permits (which shall mean and include all permits, licenses, consents, approvals or other authorizations of any Government Entity required under or issued pursuant to Environmental Law) that are required under any Environmental Law to own and operate the Owned Real Property and to operate the Leased Real Property, each such Environmental Permit is in full force and effect, and there is no proceeding pending or, to Seller’s knowledge, threatened to revoke, terminate, cancel or modify any Environmental Permit, and a list of all such Environmental Permits is set forth on Schedule 3.14. During the period that the Seller Entities have owned or operated the Owned Real Property, all underground and above-ground storage tanks have been operated and maintained in material compliance with all applicable Environmental Laws and all underground storage tanks and tank systems which have been removed at the Owned Real Property were removed and closed in compliance with Environmental Law. Except as set forth on Schedule 3.14, to the knowledge of Seller, the Owned Real Property does not contain any friable or damaged asbestos containing materials that must be abated or removed to comply with any Environmental Law. True, correct and complete copies of each environmental site assessment, environmental audit, environmental investigation report, soil or groundwater report, tank closure report, notice of noncompliance, order, citation and other material environmental report concerning the Owned Real Property in the possession or control of Seller or any of the Seller Entities has been provided to Buyer. This Section 3.14 contains the exclusive representations and warranties of Seller with respect to environmental matters.

3.15     Taxes. Except as set forth on Schedule 3.15, each Seller Entity has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate taxing authorities. Except as set forth on Schedule 3.15, no Seller Entity is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth on Schedule 3.15, no deficiencies for any of such Taxes have been asserted or to the knowledge of Seller or any Seller Entity, as applicable, threatened, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or under way or to the knowledge of Seller or any Seller Entity, as applicable, threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by any Seller Entity for the extension of time for the assessment of any Taxes. There are no tax liens on any of the Assets and no basis exists for the imposition of any such liens. No claim has even been made by an authority in a jurisdiction where any Seller Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

There is no dispute or claim concerning any Tax liability of any Seller Entity either (a) claimed or raised by a tax authority in writing or (b) as to which any of the directors and officers of Seller or any Seller Entity, as applicable, has knowledge. None of the Assets (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Assets is an ownership interest in a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes, and none of the Assets is an ownership interest in a corporation or other contract or arrangement that could be treated as a corporation for federal tax purposes. The Seller Entities have withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Seller Entity is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement pertaining to the Facility or the Assets that may require a payment to any Person after the Closing. As used herein, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under former Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat or unclaimed property, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the Assets, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16     Employee Relations.

(a)    The Seller Entities have disclosed all written employee handbooks, policies, programs and arrangements to Buyer or Buyer’s representatives. Except as set forth on Schedule 3.16(a) and except as is consistent with the ordinary course of business, no Seller Entity employee has received any material increase in base compensation since the Balance Sheet Date.

(b)    Except as set forth in Schedule 3.16, all Persons employed by the Facilities are at-will employees of the Seller Entities. No individual has been engaged by the Seller Entities as or in the capacity of an exempt employee or an independent contractor who does not qualify for such status under all Laws and contracts applicable to the Seller Entities.

(c)    Except as set forth on Schedule 3.16, all employees of the Facilities are employees of the Seller Entities. To Seller’s knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities. Except as set forth on Schedule 3.16, no union representation question exists respecting any employees of the Seller Entities. No collective bargaining agreement exists or is currently being negotiated by the Seller Entities, no written demand has been received for recognition by a labor organization by or with respect to any employees of the Seller Entities, no union organizing activities by or with respect to any employees of the Seller Entities are, to the knowledge of Seller, taking place, and none of the employees of the Seller Entities is represented by any labor union or organization. There is no written unfair practice claim against the Seller Entities before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Facilities, and none has occurred within the last three (3) years.

(d)    Except as set forth in Schedule 3.16, the Seller Entities have complied in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar taxes, occupational safety and health, and plant closing. No Seller Entity is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.16, there are no pending or, to the knowledge of Seller, threatened claims before the Equal Employment Opportunity Commission (or any comparable state or local civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), wage and hour (including wage payment) claims, or the like.

(e)    Schedule 3.16 states or will state the number of employees terminated by each Seller Entity within ninety (90) days prior to the Closing Date, laid off by each Seller Entity within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller Entity in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. In relation to the foregoing, except as set forth in Schedule 3.16, no Seller Entity has violated the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. and/or the regulations thereunder (the “WARN Act”) or any similar state or local legal requirements.

(f)    All necessary visa or work authorization petitions required to be filed by the Seller Entities have been timely and properly filed on behalf of any employees of any Seller Entity requiring a visa stamp, I-9 status document, employment authorization document, or any other immigration document to legally work for the Seller Entities in the United States and all paperwork retention requirements with respect to such applications and petitions have been met. No current employee of any Seller Entity has ever worked for such Seller Entity without employment authorization from the Department of Homeland Security or any other government agency that must authorize such employment. I-9 Forms have been timely and properly completed by the Seller Entities for all current employees of the Seller Entities. I-9 Forms have been lawfully retained and re-verified by the Seller Entities. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, or to the Seller Entities’ knowledge, governmental investigations or inquiries pending or threatened against any Seller Entity relating to such Seller Entity’s compliance with immigration laws. There have been no letters received by any Seller Entity from the Social Security Administration (“SSA”) regarding the failure of such Seller Entity’s employee’s Social Security number to match their name in the SSA database.

(g)    As of the date of this Agreement, no key employee (i.e., the CEO, COO, CFO or CNO) of the Seller Entities has given written notice to any Seller Entity that any such employee intends to terminate his or her employment with any Seller Entity. As of the date of this Agreement, no employed physician nor group of employed physicians of the Seller Entities has given written notice to any Seller Entity that any such employee intends to terminate his or her employment with any Seller Entity.

3.17    Assumed Contracts. Seller has made available to Buyer true and correct copies of the Assumed Contracts and has given, and will give, the agents, employees and representatives of Buyer access to the originals of the Assumed Contracts to the extent originals are available. Seller represents and warrants with respect to the Assumed Contracts that:

(a)    The Assumed Contracts constitute legal, valid and binding obligations of the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto, and are enforceable against the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto in accordance with their terms;

(b)    Each Assumed Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c)    Assuming the receipt of any consents required in connection with the assignment of the Assumed Contracts, all obligations required to be performed by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto prior to the date hereof under the terms of the Assumed Contracts have been performed, and no acts or omissions by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto under the Assumed Contracts;

(d)    Except as expressly set forth on Schedule 1.1(h), none of the Assumed Contracts require consent to the assignment and assumption of such Assumed Contracts by Buyer, and Seller will use commercially reasonable efforts to obtain any required consents prior to the Closing; and

(e)    Except as expressly set forth on Schedule 1.1(h), the assignment of the Assumed Contracts to and assumption of such Assumed Contracts by Buyer will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

(f)    Except as expressly set forth in Schedule 1.3, none of the Assumed Contracts are characterized as capital leases under GAAP.

3.18    Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are based on past practices of Seller at the Facilities.

3.19    Insurance. The Seller Entities maintain insurance policies (or self-insurance) covering the ownership and operation of the Facilities and the Assets, and such insurance is comparable with that maintained by others in the industry. Schedule 3.19 includes a true, complete and correct list of the current insurance policies covering the ownership and operations of the Facilities and the Assets, which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. The Seller Entities have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. The Seller Entities have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller’s knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20    Third Party Payor Cost Reports. Each Seller Entity has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor the Seller Entities have received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. True and complete copies of all such cost reports for the three (3) most recent fiscal years of the Seller Entities have been made available to the Buyer. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. The Seller Entities have established adequate reserves to cover any potential reimbursement liabilities that the Seller Entities may have under such cost reports and such reserves are accurately set forth in the Seller Entities’ Financial Statements.

3.21    Medical Staff Matters. Seller has provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital, as well as a list of all current members of the medical staff of the Hospital. Except as set forth on Schedule 3.21 hereto, (a) there are no pending, or, to the knowledge of Seller, threatened, adverse actions with respect to any medical staff members or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed; (b) there are no pending or, to the knowledge of Seller, threatened, disputes with applicants, staff members, or health professional affiliates; and (c) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Except as set forth on Schedule 3.21 hereto, no medical staff members of any of the Facilities have (i) resigned or had their privileges revoked or suspended since the Balance Sheet Date, or (ii) been excluded from participation in any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Government Entity) or any other state payment or reimbursement programs that are under the authority of any state Government Entity, or, to Seller’s knowledge, is under investigation that may result in any exclusion from such participation.

3.22    Condition of Assets. Other than with respect to the representations and warranties herein provided, the Seller Entities shall transfer the Assets to Buyer and Buyer shall accept the Assets from the Seller Entities AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. Except as set forth in Schedule 3.22, neither Seller nor the Seller Entities has received during the past three (3) years written notice indicating or asserting that the Facilities are not in compliance with the Americans with Disabilities Act. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23    Experimental Procedures. The Seller Entities have not performed or permitted the performance of any experimental or research procedures or studies involving patients of the Hospital not authorized and conducted in accordance with the procedures of the Institutional Review Board of the Hospital. All human subject research (as that phrase is defined by federal Law), or research governed by the federal Animal Welfare Act, involving the Seller Entities is identified on Schedule 3.23.

3.24    Intellectual Property. Schedule 3.24 lists and briefly describes all trademarks, service marks, trade names, domain names, social media websites and accounts, copyrights and applications therefor (whether registered or common law) currently owned by the Seller Entities and used in connection with the Facilities (collectively, the “Intellectual Property”). The Seller Entities own (or possess enforceable licenses or other rights to use) all the Intellectual Property. Except as set forth on Schedule 3.24, neither Seller nor the Seller Entities have received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by the Seller Entities of the Intellectual Property. Neither Seller nor the Seller Entities have licensed anyone to use the Intellectual Property and Seller has no knowledge of the use or the infringement of the Intellectual Property by any other Person. None of the Seller Entities, the Assets, and the operation of the Facilities has infringed, misappropriated, or violated, or is infringing, misappropriating, or violating any intellectual property of any third party. No claim or other proceeding has been made, is pending or, to the knowledge of Seller, threatened, against any Seller Entity, alleging any infringement, misappropriation, or violation of any intellectual property of any third party.

3.25    Compliance Program. Seller has provided to Buyer a copy of the current compliance program materials of the Seller Entities, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Schedule 3.25 includes a description of each audit and investigation conducted by the Seller Entities pursuant to their compliance program during the last three (3) years relating to material healthcare regulatory issues involving the Seller Entities. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.26    Certificates of Need. Except as set forth on Schedule 3.26 hereto, no application for any Certificate of Need, Exemption From Certificate of Need Review or Determination of Non-Reviewability (each as defined below) or declaratory ruling has been made by the Seller or Seller Entities with the West Virginia Health Care Authority (“WVHCA”) or any Government Entity which is currently pending or open before such agency, and no such application (collectively, the “Applications”) filed by the Seller Entities within the past three (3) years has been ultimately denied by the WVHCA or any Government Entity or withdrawn by the Seller Entities. Except as set forth on Schedule 3.26, the Seller Entities have not prepared, filed, supported or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years and have neither any Applications pending nor any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written decision issued by WVHCA approving a “new institutional health service” as defined by W. Va. Code §16-2D-3 and the rules and regulations promulgated thereunder by WVHCA; “Exemption From Certificate of Need Review” means a written decision from WVHCA holding that a project is exempt from Certificate of Need review under applicable state laws, rules and regulations; and “Determination of Non-Reviewability” means a written determination from WVHCA that a project is not subject to Certificate of Need review under applicable state laws, rules and regulations.

3.27    No Brokers. Neither Seller, the Seller Entities nor any of their respective Affiliates has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement which is or may be payable by Buyer.

3.28    Affiliate Contracts. Except as set forth on Schedule 3.28, there are no Contracts between Seller or any Affiliate of Seller, on the one hand, and any Seller Entity, on the other hand, related to the Facilities, the Assets or the Assumed Liabilities that are material to any of such Assets or Assumed Liabilities or the Facilities.

3.29     Data Handling.

(a)    Except as set forth on Schedule 3.29(a), the Data Handling practices by the Seller Entities are, and for the past six (6) years have been, in compliance in all material respects with all applicable Privacy Laws, Privacy Policies, terms of use, and contracts (collectively, “Privacy and Data Handling Requirements”) applicable to the Seller Entities and, in the last six (6) years, there have not been any Security Breaches or audits, proceedings or investigations conducted, claims asserted, or written or oral notice or complaint by or from any other Person (including any Government Entity) regarding the collection or use of or any other Data Handling with respect to any Sensitive Data in connection with the Seller Entities’ business or the Seller Entities’ or any of its agents’ or subcontractors’ compliance with any Privacy and Data Handling Requirements, and to the knowledge of the Seller, no such claim has been threatened. “Data Handling” means, any operation or set of operations which is performed on data, including Sensitive Data, including the collection, storage, processing, use, transmission, disclosure, securing of, or other activity related to Sensitive Data. “Privacy Laws” means all applicable laws and industry self-regulatory programs concerning Sensitive Data or any Data Handling, including: HIPAA; state consumer protection, data security, and breach notification laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 and their state law equivalents; the Fair Credit Reporting Act, and its state law equivalents; the Payment Card Industry Data Security Standard and related card brand rules (“PCI DSS”); and implementing regulations concerning all such laws. “Privacy Policies” means each then-current external or internal policy, notice and/or statement relating to Sensitive Data, including those previously or currently published on any of the Seller Entities’ websites or mobile applications or otherwise made available by any of the Seller Entities. “Sensitive Data” means: (i) any data that identifies, relates to, describes, is capable of being associated with, or could be reasonably linked to, alone or in combination with other data, allow the identification of any individual; (ii) any data that is governed, regulated or protected by one or more Privacy Laws, including “personal information,” “personally identifiable information,” “protected health information”, “personal data,” and similar terms as defined by Privacy Laws; (iii) information required by any applicable law or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure, including “cardholder data” and “sensitive authentication data” as defined by the PCI DSS; (iv) government identifiers, such as social security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (v) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; (vi) names, email addresses, passwords, or other credentials for accessing an individual’s account; and (vii) any other sensitive information regarding an individual or their employment, family, health or financial status, such as salary, benefits, marital status, geo location data, and DNA information. “Security Breach” means any (A) “breach” of “unsecured protected health information” (as such terms are defined by HIPAA); (B) material Security Incident (as defined by HIPAA); (C) material unauthorized “use” or “disclosure” of “protected health information” (as such terms are defined by HIPAA); or (D) “breach,” “breach of security,” “breach of system security,” or similar event as defined under an applicable Privacy and Data Handling Requirement, including any such incident that would require a Seller Entity to notify any Person.

(b)     The Seller Entities maintain policies, procedures and practices governing Sensitive Data and Data Handling that have been, and are, commercially reasonable, in compliance in all material respects with all Privacy and Data Handling Requirements, and regularly and consistently followed in all material respects in the conduct of the business of the Seller Entities, and on which the Seller Entities conduct training and monitor compliance therewith. To the knowledge of the Seller, Sensitive Data has been, and is, collected, stored, processed, used, transmitted, disclosed, and otherwise subject to Data Handling by the Seller Entities as, and have not been, and are not, maintained by the Seller Entities for longer than is, required and/or permitted, by applicable laws and contracts or is otherwise reasonable. To the knowledge of the Seller, Sensitive Data is not transmitted or otherwise provided to any other

Person by, or on behalf of, the Seller Entities except by a secure, encrypted means and subject to obligations of confidentiality and a requirement that the recipient treat any such Sensitive Data securely and as required by applicable Privacy and Data Handling Requirements.

(c)     Except as set forth on Schedule 3.29(c), to the knowledge of the Seller, (i) no Sensitive Data handled by or on behalf of the Seller Entities has been lost, inappropriately accessed, misappropriated, or misused or in any manner that is in violation of any applicable Privacy and Data Handling Requirement, (ii) there have been no breaches in the security of any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned leased or licensed by any Seller Entity, and (iii) there have been no violations of any Privacy and Data Handling Requirement or other policy or applicable laws, or contracts, regarding Data Handling or Sensitive Data or information used by or on behalf any Seller Entity.

(d)    The Seller Entities have executed a “business associate agreement” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (i) “business associate” (as defined by HIPAA) that performs functions or activities that render the Person a business associate of a Seller Entity; (ii) “covered entity” (as defined by HIPAA) for which a Seller Entity performs functions or activities that render the Seller Entity a “business associate” (as defined by HIPAA)); and (iii) “subcontractor” (as defined by HIPAA) of a Seller Entity that is a “business associate” (as defined by HIPAA). The Seller Entities have not materially breached any such “business associate agreement” and, to the knowledge of the Seller, no “business associate” (as defined by HIPAA) has materially breached a “business associate agreement” with a Seller Entity. In addition, the Seller Entities contractually require all third parties who have access to or receive Sensitive Data from the Seller Entities to materially comply with Privacy Laws, and to use commercially reasonable efforts consistent with industry standards to store and secure all Sensitive Data against unauthorized use, disclosure, or other Data Handling.

(e)    The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of the Seller Entities, will not violate any Privacy and Data Handling Requirements or result in or give rise to any right of termination or other right to impair or limit the Seller Entities’ rights to own, use, or disclose any Sensitive Data used in or necessary for the operation of the business of the Seller Entities as currently conducted.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller and the Seller Entities the following:

4.1     Existence and Capacity. Buyer is a nonprofit corporation, duly organized and validly existing under the laws of the State of West Virginia. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. Vandalia is a nonprofit corporation, duly organized and validly existing under the laws of the State of West Virginia. Vandalia has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted.

4.2    Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and Vandalia and all other agreements referenced herein, or ancillary hereto, to which Buyer or Vandalia is a party, and the consummation by Buyer and Vandalia of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a)    are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly and validly authorized by all appropriate action (and no such action has been modified or rescinded and each such action remains in full force and effect);

(b)    except as provided in Sections 5.4 and 6.1, do not require any approval or consent required to be obtained by Buyer or Vandalia of, or filing required to be made by Buyer or Vandalia with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)    will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d)    will not violate any statute, law, rule, or regulation of any governmental authority to which it may be subject; and

(e)    will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which it may be subject.

4.3    Binding Agreement. This Agreement and all agreements to which Buyer or Vandalia will become a party pursuant hereto and are and will constitute the valid and legally binding obligations of Buyer and/or Vandalia, respectively, and are and will be enforceable against Buyer or Vandalia in accordance with the respective terms hereof and thereof.

4.4    Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyer to pay the Purchase Price.

5.    COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1    Information. Seller shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyer reasonable access to the medical staff and personnel of the Facilities to confirm and establish relationships, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller which pertains to the Facilities or their operations as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyer agrees that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyer without Buyer first providing reasonable notice to Seller and coordinating such inspection or contact with Seller.

5.2    Operations. Seller will not, and will cause the Seller Entities not to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller shall cause the Seller Entities to:

(a)     comply with laws and contractual obligations relating to the Facilities;

(b)    not enter into, amend, modify or renew contracts with a physician or referral source that violate applicable law;

(c)    use commercially reasonable efforts to carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities, except for actions taken or not taken in good faith as necessary or required to comply with the COVID-19 Measures (hereinafter defined) or to respond to the actual effect on the Facilities of COVID-19 or the COVID-19 Measures;

(d)    use commercially reasonable efforts to maintain the Facilities and all parts thereof in good operating condition, ordinary wear and tear excepted;

(e)    use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Facilities or the Assets, except as necessary or required to respond to the actual effect of COVID-19 or the COVID-19 Measures;

(f)    use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities; and

(g)    use commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees at the Facilities and maintain their relationships with physicians, third-party payors, Government Entities, suppliers, customers, and others having business relations with the Facilities, except for actions taken or not taken in good faith as necessary or required to conform to or comply with the COVID-19 Measures or to respond to the actual effect on the Facilities of COVID-19.

5.3    Negative Covenants. Seller shall cause the Seller Entities not to, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyer:

(a)    amend, modify, renew, terminate or cancel any of the Assumed Contracts, or enter into any new contract or commitment, except as provided herein or in the ordinary course of business;

(b)    enter into a new Contract with a physician or other referral source, or terminate any existing Contract with a physician or other referral source prior to the expiration of its stated term;

(c)    increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business or in accordance with existing personnel policies and except for actions taken or not taken in good faith as necessary or required to conform to or comply with the COVID-19 Measures or to respond to the actual effect on the Facilities of COVID-19;

(d)    acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment except in the ordinary course of business with comparable replacement thereof when appropriate;

(e)    purchase capital assets or incur costs in respect of construction-in-progress in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(f)    take any material action outside the ordinary course of business of the Facilities;

(g)    make, revise or rescind any material Tax election, settle or compromise any material Tax liability or Tax refund claim, make any material amendment to any Tax Return, or take any material position on any Tax Return that is inconsistent with past practice, in each case, relating to the Assets, the Facilities or the operation of the Facilities;

(h)    make any changes in the accounting methods or practices employed by the Seller Entities, or changes in depreciation or amortization policies; or

(i)    take any action that would result in a breach of the representations or warranties in Section 3.5.

5.4    Governmental Approvals. Seller shall, and shall cause the Seller Entities to, (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, Environmental Permits, and licenses that Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein. Seller agrees to furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.1 of this Agreement.

5.5    FTC/Justice Department Notification. Seller shall, if and to the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and regulations promulgated thereunder, file a notification form under the HSR Act with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“Justice Department”) concerning the transactions contemplated hereby, and use reasonable efforts to seek to answer any questions raised by the FTC or Justice Department concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller agrees to furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement.

5.6    Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller Entity for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of the Seller Entity, and shall fairly present in all material respects the financial position and results of operations of the Seller Entity and of the related Facility as of the date and for the period indicated.

5.7    No-Shop Clause. Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not, and will cause the Seller Entities, Affiliates and any other Person acting for or on behalf of the Seller Entities or Affiliates to not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (a) offer for sale or lease all or any material portion of the Assets or any ownership interest in any entity directing or indirectly owning any of the Assets, (b) solicit offers to buy all or any material portion of the Assets or any ownership interest in any entity directing or indirectly owning any of the Assets, (c) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any disposition of all or any material portion of the Assets or a merger or consolidation of any entity directing or indirectly owning any of the Assets, or (d) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any entity directing or indirectly owning any of the Assets or with respect to a merger or consolidation of any entity directing or indirectly owning any of the Assets.

5.8    Efforts to Close. Seller shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions as promptly as practicable.

5.9    Estoppels and Contract Consents. Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Buyer, under those Operating Leases that are among the Assumed Contracts, and (b) consents from third parties under each Assumed Contract which, by the terms of such Assumed Contract, requires such consent to convey and assign such Assumed Contract to Buyer.

5.10    Employee List. No later than forty-five (45) days prior to Closing, Seller shall provide to Buyer a true, complete and correct list of all persons who are employees, independent contractors or consultants of the Seller Entities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) hire date; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee’s accrued vacation, sick leave, PTO, and holiday hours; and (viii) a description of the fringe benefits provided to each such individual.

6.     COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1    Governmental Approvals. Buyer shall (i) use reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 5.4 of this Agreement.

6.2    FTC/Justice Department Notification. Buyer shall, if and to the extent required by the HSR Act and regulations promulgated thereunder, file a notification form under the HSR Act with the FTC and Justice Department concerning the transactions contemplated hereby, and use reasonable efforts to seek to answer any questions raised by the FTC or Justice Department concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 5.5 of this Agreement.

6.3     Title Commitment and Survey.

(a)    Title Commitment. Within thirty (30) days after the date hereof, Buyer, at its expense, shall obtain a current title commitment with respect to the Owned Real Property (the “Title Commitment”), issued by a title insurance company selected by Buyer (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Buyer shall promptly upon its receipt provide a copy of the Title Commitment and exception documents to Seller.

(b)    Survey. Within thirty (30) days after the date hereof, Buyer may, at its expense, obtain current as-built ALTA/NSPS surveys of the Owned Real Property (the “Surveys”) or such portions thereof as Buyer elects. Buyer shall promptly upon its receipt furnish a copy of the Surveys to Seller.

(c)    Zoning Report. Within thirty (30) days after the date hereof, Buyer may, at its expense, obtain a current zoning report for the Owned Real Property from a nationally-recognized zoning information services provider (the “Zoning Report”) containing a certificate from the applicable governmental authority indicating the zoning classification(s) of the Owned Real Property and certifying that each such parcel is in compliance with all applicable laws regarding zoning, or disclosing any violations or non-conformities which may be present, together with a copy of all pertinent regulations, variances, special use permits and certificates of occupancy and/or completion. Buyer shall pay the costs and expenses of all such zoning reports. Buyer shall promptly upon its receipt provide a copy of the Zoning Reports to Seller.

(d)    Title Defects and Cure. The Title Commitment, the Surveys, and the Zoning Report (in each case, to the extent obtained by Buyer pursuant to Sections 6.3(a), (b) and (c) above) are collectively referred to as “Title Evidence”. Buyer shall notify Seller within ten (10) days after its receipt of the last of the Title Evidence of any liens, claims, encroachments, exceptions, defects or violations disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, “Defects”). Seller, at its sole cost and expense, shall cure the objections on or before the Closing or Seller may elect to not cure the objections and shall give written notice to Buyer within ten (10) days of its receipt of Buyer’s objections of its decision whereupon Buyer may waive such objections and close or may terminate this Agreement, which election shall be made within ten (10) days of its receipt of Seller’s written notice. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objections, whereupon Buyer may waive such objections and close or may terminate this Agreement, which election by Buyer shall be made within twenty (20) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party. Any matters shown by the Title Evidence to which Buyer does not object or which are waived by Buyer as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Seller shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering the Seller Entities’ fee interest in the Owned Real Property and arising by, through or under the Seller Entities, or any of their Affiliates, to be released (other than liens for taxes not yet due and payable and any mechanic’s or materialmen’s liens relating to the Assumed Liabilities).

(e)    Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy, the Zoning Report and the Surveys.

6.4    Efforts to Close. Buyer shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions as promptly as practicable. Notwithstanding the foregoing or anything contrary in the Agreement, in no event shall Buyer or any of its Affiliates be obligated to litigate, pursue or defend against any proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of applicable law.

6.5    Environmental Survey. Within fifteen (15) business days following the date of this Agreement, Buyer, in its discretion and at its sole cost, may commission (for delivery as soon as reasonably practicable following the date of this Agreement) from one (1) or more reputable environmental consulting or engineering firms a Phase II environmental site assessment report on the Owned Real Property (and adjacent property affected by the identified Recognized Environmental Condition (as defined in ASTM Standard Practice for Environmental Site Assessments)), conducted in accordance with applicable standards of practice, which may include intrusive sampling of soils, groundwater and surface water and sediments (collectively referred to herein as the “Phase II Assessments”), as indicated by the Phase I environmental assessment obtained by Buyer prior to the date of this Agreement and historical environmental reports, all as elected by the Buyer in its sole discretion and which Seller shall permit with reasonable advance notice and upon execution of a mutually acceptable right of entry agreement. The results of such Phase II Assessments shall be provided in a written report to Buyer (the results of which Buyer shall share with Seller).

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligation of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1    Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and, when read in light of any Schedules that have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller or any Seller Entity on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2    Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

7.3    Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyer. The Title Policy shall be issued, at Buyer’s expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and shall insure to the Buyer good and marketable title to the Owned Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the State of West Virginia, (a) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (b) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to encroachments, encumbrances, violations, variations or adverse circumstances that would be disclosed by an accurate and complete land survey modified to except matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (c) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such liens or rights relating to Assumed Liabilities), and (d) with the standard exception for rights or claims of parties in possession limited to rights of tenants under recorded or unrecorded leases included in the Assumed Contracts.

7.4    Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5    No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have a Material Adverse Effect.

7.6    Insolvency. Neither Seller nor any Seller Entity shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated as bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller or any Seller Entity.

7.7    Material Consents. Seller shall have obtained all consents of third parties (relating to the assignment of Assumed Contracts) that are material to the consummation of the transactions contemplated in this Agreement (collectively, the “Material Consents”) as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall reasonably cooperate with Seller in the assumption of the Assumed Contracts.

7.8    Vesting/Recordation. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, free and clear of all encumbrances (other than Permitted Encumbrances and Assumed Liabilities), in proper statutory form for recording if such recording is necessary or appropriate.

7.9    Information Services Agreement. The Information Services Agreement (including the related Business Associate Agreement) contemplated by Section 2.2(j) shall be in form and substance reasonably satisfactory to Buyer.

7.10    Closing Deliveries. Seller shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Seller to Buyer pursuant to Section 2.2.

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller and the Seller Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1    Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (other than representations and warranties which by their terms are qualified by materiality which shall be true in all respects and except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2    Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3    Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

8.4    Insolvency. Neither Buyer nor Vandalia shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer or Vandalia.

8.5    Closing Deliveries. Buyer shall have delivered to Seller, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 2.3.

9.    SELLER’S RESTRICTIVE COVENANTS. Seller hereby covenants that at all times from the Closing Date until the third (3rd) anniversary of the Closing Date, Seller and its Affiliates (including the Seller Entities) shall not, directly or indirectly, own, lease, operate, develop, construct, provide financing to, manage or control an acute care hospital or ambulatory or other type of surgery center, an outpatient care facility or a physician practice, or provide services customarily incident to an acute care hospital or ambulatory or other type of surgery center, an outpatient care facility or a physician practice, or any other ancillary healthcare or physician services provided by the Facilities as of the Closing Date within a thirty (30) mile radius of the Hospital without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion); provided, however, that the foregoing covenant not to compete shall not apply to the Seller’s or its Affiliate’s ownership and operation of Plateau Medical Center in Oak Hill, West Virginia, together with certain related businesses including physician clinics and outpatient centers, in a manner and at locations consistent with their current operations. In the event of a breach of this Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys’ fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10.     ADDITIONAL AGREEMENTS.

10.1    Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days of the Closing, Seller shall provide Buyer with a preliminary allocation of the Purchase Price for Buyer’s review and approval. If Seller and Buyer cannot agree, initially, on an allocation, then the matter shall be submitted to an accounting firm mutually acceptable to Buyer and Seller for final resolution of all allocation matters. The parties agree that any Tax Returns or other Tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2    Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (a) on or prior to the Closing Date by mutual, written consent of Seller and Buyer; (b) by Buyer by written notice to Seller if any event occurs or condition exists which causes Seller to be unable to satisfy one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7; (c) by Buyer by written notice to Seller if there occurs any event, change or development that has had a Material Adverse Effect; (d) by Seller by written notice to Buyer if any event occurs or condition exists which causes Buyer to be unable to satisfy one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8; (e) by Seller or Buyer by written notice to the other party hereto if the conditions precedent to Closing set forth on Section 7 or Section 8 have not been satisfied or waived on or before 5:00 p.m. central time on December 31, 2022 (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (f) by either Seller or Buyer pursuant to Section 12.1 hereof; or (g) by Buyer pursuant to Section 6.3(d).

10.3    Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, Buyer’s operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will, unless prohibited by law or regulation, make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, Buyer’s operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. Seller and Buyer shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4    Preservation and Access to Records After the Closing. After the Closing, Buyer shall, in the ordinary course of business and to the extent required by law, keep and preserve all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to Buyer at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Facilities, Buyer will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information the Buyer acquires. Buyer agrees to maintain the patient and personnel records delivered to Buyer at the Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable advance written notice, during normal business hours, at the sole cost and expense of Seller, in accordance with applicable law and upon the Buyer’s receipt of any legally required consents and authorizations, Buyer will afford to the representatives of Seller, including its counsel and accountants, reasonable access to, and copies of, the patient records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by the Seller Entities at the Facilities). For a period of six (6) years following the Closing, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, Buyer shall make those Buyer employees that were previously employed by Seller or any Seller Entity available to Seller at reasonable times and places. In addition, Seller shall be entitled, at Seller’s sole risk, to receive copies of any such patient records, but only for purposes of pending claims or litigation involving a patient to whom such records refer, as certified in writing prior to receipt by counsel retained by Seller in connection with such litigation and only in accordance with applicable law and upon Buyer’s receipt of any legally required consents and authorizations. Any copy of a patient record so received from the Facilities shall be promptly returned to Buyer following its use by Seller. Any access to the Facilities, their records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access be consistent with applicable law and not materially interfere with the business operations of Buyer.

10.5    Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6    Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7    Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Buyer at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8    Cost Reports. Seller, at its expense, shall, or shall cause the Seller Entities to, prepare and timely file all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). If requested by the Seller Entities, Buyer shall include the applicable Seller Entity’s Medicare bad debts that are returned from collection agencies subsequent to the Closing Date on Buyer’s cost report for the respective period to which the Medicare bad debt relates. The Seller Entity shall provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on Buyer’s Medicare cost report. Buyer shall forward to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to the Seller Cost Reports promptly after receipt by Buyer and shall forward to Seller any demand for payments within three (3)

business days after receipt by Buyer. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Seller will furnish copies of such cost reports to Buyer upon request.

10.9    Misdirected Payments, Etc. Seller and Buyer covenant and agree to remit, with reasonable promptness (within ten (10) business days after receipt) to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Seller or the Facilities resulted in an overpayment (including any fines, penalties, costs or expenses related thereto) or other determination that funds previously paid by any program or plan to the Seller or the Facilities must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment (including any fines, penalties, costs or expenses related thereto) or other repayment determination was for services rendered prior to the Effective Time and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall within ten (10) business days after notice from Buyer pay to Buyer the amounts so billed or offset.

10.10     Employee Matters.

(a)    As of the Effective Time, Seller shall cause the Seller Entities to terminate all of the employees at the Facilities, and Buyer shall offer or cause to be offered employment (subject in all respects to Buyer’s standard hiring practices including, without limitation, drug and related employment screening) to all active employees (including any employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to 90 days) as of the Effective Time in positions and at compensation levels generally consistent with those provided by the Seller Entities as of the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of the Buyer with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. Nothing herein shall be deemed to require Buyer to hire any employees that do not otherwise satisfy Buyer’s standard employment criteria. All such employees who accept such offers and commence employment with Buyer (together, the “Buyer Employees”) shall be credited with employment service with the Seller Entities for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyer’s employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician employee of any Seller Entity who has entered into an employment agreement with any Seller Entity, and such persons shall not be deemed to be Buyer Employees.

(b)    Buyer shall offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any Buyer Employee together with the eligible dependents of such Buyer Employee.

(c)    Within the period of ninety (90) days prior to the Closing, the Seller Entities shall not violate the WARN Act. With respect to terminations of employees prior to the Closing, the Seller Entities shall be responsible for any legally required notifications. With respect to terminations of employees following the Closing, the Buyer shall be responsible for any legally required notifications.

10.11    Indigent Care Policies. Buyer shall adopt and maintain reasonable policies for the treatment of indigent patients of the Hospital. Buyer shall cause the Hospital to comply with Emergency Medical Treatment and Labor Act and such other applicable laws related to the provision of services to patients that have an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. Buyer shall cause the Hospital to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in governmental policy.

10.12    Use of Controlled Substance Permits. To the extent permitted by applicable law, Buyer shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller Entities relating to controlled substances and the operations of pharmacies and laboratories, until Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, the Seller Entities shall execute and deliver to Buyer at or prior to the Closing limited powers of attorney substantially in the form of Exhibit E hereto. Buyer shall apply for all such licenses and permits as soon as reasonably practicable before and after the Closing and shall diligently pursue such applications.

10.13    Medical Staff Matters. As a result of the acquisition of the Assets by the Buyer, without the consent of the medical staff of the Hospital, there will be no change or modification to the current staff privileges for physicians on the medical staff of the Hospital; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of the Hospital to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws. Buyer shall adopt the current medical staff bylaws of the Hospital as the medical staff bylaws of the Hospital following the Closing, except to the extent that any modifications thereof are required to comply with accreditation standards or legal or regulatory requirements, and except to the extent that modifications thereto may be proposed by the medical staff and agreed to by Buyer.

10.14    Information Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into an Information Technology Transition Services Agreement substantially in the form attached hereto as Exhibit B.

10.15    Transition Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit C.

10.16    Clinic Billing and Collection Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Clinic Billing and Collection Agreement substantially in the form attached hereto as Exhibit F.

10.17    License Agreement. At the Closing, Seller and Buyer will enter into a License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit D.

10.18    Access to Records Including as to Recovery and Audit Information. If any Person makes a claim, inquiry or request to Buyer or any Seller Entity relating to the Seller Entities’ operation of the Hospital prior to the Effective Time (including but not limited to a notice to Buyer or any Seller Entity from a Person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review the Seller Entities’ claims with respect to the operation of the Hospital prior to the Effective Time, or otherwise seeks information pertaining to the Seller Entities, Buyer shall: (a) reasonably comply with all requests from such Person in a timely manner; (b) comply with all other applicable laws and regulations; (c) forward to the Seller Entities all communications and/or documents sent to such Person or received from such Person within five (5) business days of Buyer’s delivery or receipt of such communications and/or documents and (d) provide the Seller Entities and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that the Seller Entities shall be solely responsible for handling any appeals and the costs related thereto).

10.19    Continuation of Insurance. For a period of at least ten (10) years following the Closing, the Seller Entities shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Hospital for claims related to the period of the Seller Entities’ ownership and operation of the Hospital. The insurance shall have coverage levels equal to the coverage maintained by Seller for other comparable healthcare facilities operated by Seller. If such insurance is cancelled or terminated during such ten (10) year period, Seller shall purchase tail insurance with a successor indemnification endorsement and co-defendant endorsement, each in favor of the Buyer.

10.20    Quality Reporting. The Seller Entities shall submit all quality data required under the HQI Program to CMS or its agent for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, the Seller Entities shall prepare and submit the quality data for the Facilities required under the HQI Program in accordance with applicable filing deadlines and in the form and manner required by CMS or, at the sole option to Buyer, the Seller Entities shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Seller or allow Buyer access to such data, to enable Buyer and its Affiliates to submit quality data for the Facilities required under the HQI Program for such quarter. If the Closing Date falls between the first and last day of a calendar quarter, the

Seller Entities shall cooperate with Buyer to ensure that all quality data required to be submitted for the Facilities under the HQI Program for the portion of the quarter during which Seller owned the Facilities can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Facilities, to enable the Buyer and/or the Seller Entities to submit quality data for the Facilities required under the HQI Program in accordance with applicable filing deadlines and in the form and manner required by CMS. Seller Entities shall similarly prepare and submit quality data for the Facilities in the manner and at the times required by HFAP, as applicable.

10.21    Guaranties. To the extent that Seller or any of its Affiliates have guaranteed the obligations of any Seller Entity under any of the Assumed Contracts (a “Seller Guaranty”), then at the reasonable request of Seller, Buyer shall use commercially reasonable efforts to have Seller or its Affiliates, as applicable, released as guarantor. If required to obtain a release from a Seller Guaranty, Buyer or its Affiliate shall execute a guaranty in a form as may be agreed upon by Buyer and the beneficiary of such guaranty. If Buyer is unable to obtain a release for any Seller Guaranty as set forth in this Section 10.21, Buyer (i) shall indemnify and hold harmless Seller and its Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agrees not to amend, modify, supplement, extend or renew the underlying Assumed Contract in any manner that would reasonably be expected to materially increase the obligations of Seller or its Affiliates under the Seller Guaranty, without the prior written consent of Seller.

10.22    Telephone Access. The parties shall take all steps necessary to transition over to Buyer all local and long distance telephone services at the Facilities as of the Closing Date.

11.     INDEMNIFICATION.

11.1    Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Seller Indemnified Party incurs as a result of, in connection with, or with respect to (a) any misrepresentation or breach of representation or warranty by Buyer under this Agreement, (b) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, (c) any of the Assumed Liabilities, or (d) any claim made by a third party with respect to the operation of the Facilities by the Buyer following the Effective Time.

11.2    Indemnification by Seller. Subject to the limitations set forth in Section 11.3 hereof, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers, directors, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Buyer Indemnified Party incurs as a result of, in connection with, or with respect to (a) any misrepresentation or breach of representation or warranty by Seller or any Seller Entity under this Agreement, (b) any breach by Seller or any Seller Entity of, or any failure by Seller or any Seller Entity to perform, any covenant or agreement of, or required to be performed by, Seller or any Seller Entity under this Agreement, (c) any of the Excluded Liabilities or Excluded Assets, (d) any claim made by a third party with respect to the operation of the Facilities by the Seller Entities prior to the Effective Time, or (e) remediation of the environmental issues identified in the Phase II Assessments (but, for the avoidance of doubt, not any geophysical issues such as instability), not to exceed $2,000,000.

11.3    Limitations. Buyer and Seller shall be liable under Section 11.1(a) or Section 11.2(a) (i.e., for misrepresentations and breaches of representations and/or warranties), as applicable, only when total indemnification claims exceed Four Hundred Twenty-Five Thousand Dollars ($425,000) (the “Basket Amount”), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification obligations pursuant to Section 11.1(a) or Section 11.2(a), as applicable, for any claims for misrepresentations and breaches of representations and/or warranties which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of representations and/or warranties which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Seller under Section 11.1(a) or Section 11.2(a), respectively, shall be limited to an amount equal to 50% of the Purchase Price (the “Cap”). Notwithstanding the foregoing provisions of this Section 11.3, the Cap and the Basket Amount shall not apply to claims arising under Section 11.1(a) or Section 11.2(a) and resulting from (i) breaches of the representations and warranties set forth in Section 3.7 (the Basket Amount shall apply, the Cap shall be limited to an amount equal to the Purchase Price); (ii) intentional misrepresentation or fraud by the responsible party; (iii) breaches or inaccuracies of Fundamental Representations. In addition, the Cap and Basket Amount shall not apply to claims arising under Section 11.2(e).

11.4    Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5    Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6    Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties (other than the Indemnified Party’s insurance carriers) and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7    Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period or any termination of this Agreement. Thereafter, none of Seller, Buyer or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller or Buyer shall be the remedies provided by this Section 11.

11.8    Additional Matters. All payments under this Section 11 will be deemed adjustments to the Purchase Price. For purposes of determining the amount of losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) resulting from any breach of representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded (but, for the avoidance of doubt, such qualifications shall be given effect for purposes of determining whether a breach of any such representations and warranties has occurred), it being the understanding of the parties that for purposes of determining the amount of losses, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the rights to recover losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses), reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

12.     MISCELLANEOUS.

12.1    Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, the Seller Entities or Buyer may update their Schedules, subject to the other party’s approval rights described below. If a party, after having a period of five (5) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a Material Adverse Effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a “Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation or warranty or affect the party’s right to recover under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment). Notwithstanding anything herein to the contrary, after the date of this Agreement, Schedule 1.1(h) may not be updated in any respect (including through the addition and/or deletion of contracts on such Schedule, except with respect to renewals of Assumed Contracts in the ordinary course of business) unless all parties hereto consent to such update.

12.2    Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Seller and the Seller Entities shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Facilities and the Assets in a manner consistent with this Agreement with each party bearing its own costs and expenses associated therewith.

12.3    Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained.

12.4    Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5    Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6    Choice of Law; Venue. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, without regard to conflict of laws principles.

12.7    Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates.

12.8    Other Owners of Assets. The parties acknowledge that certain assets, properties and rights that are primarily held or used in the business, development or operation of the Facilities may be owned, leased, held or used by Affiliates of Seller and not the Seller Entities. Notwithstanding the foregoing, and for purposes of all representations, warranties, covenants and agreements contained herein, Seller agrees that (i) all such assets properties and rights (other than any Excluded Assets) are Assets under this Agreement and will be sold, conveyed, transferred, assigned and delivered to Buyer, free and clear of all encumbrances other than Assumed Liabilities or Permitted Encumbrances, in accordance with the terms of this Agreement as if owned, leased, held or used by the Seller Entities, (ii) its obligations with respect to any Assets shall be joint and several with any Affiliate which owns or controls such Assets, (iii) the representations and warranties herein, to the extent applicable, shall be deemed to have been made by, on behalf of and with respect to, such Affiliates in their ownership capacity, and (iv) it has the legal capacity to cause, and it shall cause, any Affiliate which owns or controls any Assets to meet all of Seller’s obligations under this Agreement with respect to such Assets. Seller hereby waives any defense to a claim made by Buyer under this Agreement based on the failure of any Person who owns or controls the Assets to be a party to this Agreement.

12.9    Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (a) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (b) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (c) Buyer shall pay for the Title Commitment, the Title Policy, the Surveys, the filing fees required to obtain approvals or waivers under the HSR Act, any environmental engineering reports, licensure application fees, and mechanical, structural, electrical and roofing engineering costs; and (d) Seller and Buyer shall each pay one-half of any and all real estate or other transfer taxes and recording fees (including any penalties and interest with respect thereto) in connection with the transfer of the Assets.

12.10     Confidentiality.

(a)    It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement.

(b)    Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and representatives, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 12.10. Accordingly, Seller hereby agrees that (i) at the Closing, Seller will assign to Buyer all of its rights under confidentiality agreements with other bidders that relate to the proposed sale of the Assets or to the Facilities or any other related information and (ii) Seller will not, and Seller will cause its Affiliates, agents and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Assets, the Facilities or the operations thereof; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 12.10 will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.

(c)     Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law, including open record laws.

12.11    Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws.

12.12    Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13    Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	CHS/Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, TN 37067
Attn: Vice President - Development

With a simultaneous copy to:

CHSPSC, LLC
4000 Meridian Boulevard
Franklin, TN 37067
Attn: General Counsel

Buyer:	CAMC-Greenbrier Valley Medical Center, Inc.
c/o Vandalia Health, Inc.
501 Morris Street
(P.O. Box 1547)
Charleston, WV 25301 (25326)
Attn: Chief Executive Officer

With a simultaneous copy to:

Vandalia Health, Inc.
501 Morris Street
(P.O. Box 3669)
Charleston, WV 25301 (25336)
Attn: General Counsel

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14    Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15    Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16    Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17    Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date, except for the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2, and 4.3 which shall survive indefinitely (the “Fundamental Representations”), the representations and warranties set forth in Sections 3.7, 3.8, 3.14, and 3.29 which shall survive for four (4) years after the Closing and the representations and warranties set forth in Sections 3.11 and 3.15 which shall survive until the date which is thirty (30) calendar days after the applicable statute of limitations expires, taking into account all valid extensions (the “Survival Period”).

12.18    Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any Person that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.19    Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance, would reasonably be expected to have a material adverse effect on the business (but not the prospects), financial condition, or results of operations of the Facilities, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, none of the following occurring after the date hereof shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyer being the proposed purchaser of the Assets; (f) any adverse change in the business, financial condition, or results of operations of the Facilities, taken as a whole, resulting from the COVID-19 Measures; (g) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyer; or (h) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period.

12.20    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.21    Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the day following the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.22    No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.23    Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than the Seller Entities and Buyer, which the parties agree are express third party beneficiaries of the rights of Seller and Buyer, respectively.

12.24    Entire Agreement/Amendment. With the exception of the Agreement for Use and Non-Disclosure of Confidential Information dated as of August 17, 2021, between CHSPSC, LLC and Buyer, this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.25    Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss or damage to any of the Assets, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall be borne by Seller until the Effective Time and by Buyer after the Effective Time.

12.26    COVID-19 and the COVID-19 Measures. As used in this Agreement, (a) the term “COVID-19” shall refer to the coronavirus disease 2019, abbreviated as COVID-19, and (b) the term “COVID-19 Measures” shall refer to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Government Entity in connection with or in response to COVID-19.

12.27    Other Definitions. “Seller’s knowledge” means the actual knowledge of any of the following: the Chief Executive Officer of the Hospital, Chief Financial Officer of the Hospital, Chief Operating Officer of the Hospital, Chief Nursing Officer of the Hospital, Chief Medical Officer of the Hospital, Chief Compliance Officer of the Hospital, the Facilities Director of the Hospital, the Vice President, Acquisitions & Development of Seller and/or the Chief Compliance Officer of Seller, in each case after reasonable inquiry by such Person. The term “Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association or entity, including any Government Entity.

12.28     Vandalia Guaranty. Vandalia hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyer of each and every obligation, covenant and agreement of Buyer arising out of, connected with, or related to this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of Vandalia under this Section 12.28 is a continuing guaranty and shall remain in effect, and the obligations of Vandalia shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of Vandalia.

(a)    The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements of any party under this Agreement or any ancillary documents hereto; or

(b)    The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance or any other obligations, covenants or agreements under or arising out of this Agreement of any ancillary documents hereto or the extension of the renewal thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Terry H. Hendon
Title:	Terry H. Hendon
Vice President
(“Seller”)

CAMC GREENBRIER VALLEY MEDICAL CENTER, INC.

/s/ David L. Ramsey
By:	David L. Ramsey
Title:	President
(“Buyer”)

VANDALIA HEALTH, INC., solely with respect to its obligations set forth in Section 12.28 of this Agreement

/s/ David L. Ramsey
By:	David L. Ramsey
Title:	President and Chief Executive Officer
(“Vandalia”)

EXECUTION VERSION

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of December 28, 2022, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), CAMC GREENBRIER VALLEY MEDICAL CENTER, INC., a West Virginia nonprofit corporation (“Buyer”), and VANDALIA HEALTH, INC., a West Virginia nonprofit corporation (“Vandalia”). Seller, Buyer and Vandalia are sometimes referred to in this Amendment collectively as the “Parties” or individually as a “Party”.

RECITALS:

A.    Seller, Buyer and Vandalia have entered into that certain Asset Purchase Agreement dated as of September 14, 2022 (the “Purchase Agreement”), pursuant to which Buyer will acquire substantially all of the assets of the Seller Entities (as defined in the Purchase Agreement) that are directly or indirectly related to, necessary for, or used in connection with, the operation of Greenbrier Valley Medical Center in Ronceverte, West Virginia, and certain other related assets, all as more particularly described in the Purchase Agreement. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms under the Purchase Agreement.

B.    The Parties have agreed to certain amendments to the Purchase Agreement as set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.    Closing Date and Effective Time. The Parties have agreed to amend Section 2.1 of the Purchase Agreement to provide that the Closing Date shall be December 30, 2022, and the Closing shall be effective at 12:00:01 a.m., local time, on January 1, 2023 (the “Effective Time”).

2.    Employee Matters. Section 10.10 of the Purchase Agreement shall be amended to add the following provision as Section 10.10(d).

(d)     For each employee of the Seller Entities who becomes a Buyer Employee, Buyer shall, to the extent permissible under applicable law, carry over, and give credit for, the unused vacation time hours of such Buyer Employee as of the Effective Time (the “Assumed Vacation Time”). As promptly as practicable after the Closing, but in no event later than January 13, 2023, Seller shall provide Buyer with a true, correct and complete schedule (the “Vacation Schedule”) reflecting the amount of Assumed Vacation Time for each applicable Buyer Employee, including related taxes, as of the Effective Time. Buyer and Seller shall work together in good faith to promptly resolve any disputes regarding the Vacation Schedule.

3.     Fire Alarm System. Prior to the Closing, Greenbrier VMC, LLC received a Purchase Order (the “Purchase Order”) from Johnson Controls Fire Protection LP (“Johnson Controls”), Proposal Number JCIF-CPQ-37778, related to a project to replace the fire alarm system at the Hospital (the “Fire Alarm Project”). If Greenbrier VMC, LLC enters into a Construction Services Agreement, or any similar agreement formalizing the Fire Alarm Project, with Johnson Controls prior to the Closing, then such contract or contracts (the “Johnson Controls Contract”) shall be deemed to be an Assumed Contract(s) for purposes of the Purchase Agreement. If Seller has not entered into the Johnson Controls Contract prior to the Closing, Buyer may, in its sole discretion, enter into a Construction Services Agreement, or any similar agreement formalizing the Fire Alarm Project, directly with Johnson Controls or any other third-party vendor; provided that, in either case, the scope and cost of work contained in such Construction Services Agreement or similar agreement, as applicable, shall be substantially similar to those contained in the Purchase Order. In either event, Buyer shall receive a credit of $302,870.65 against the Purchase Price on the Closing Date to account for the anticipated costs to complete the Fire Alarm Project (the “Fire Alarm Credit”). For the avoidance of doubt, such Fire Alarm Credit, and any reconciled amounts, as provided in this Section 3, shall not be subject in any respect to the limitations set forth in Section 11.3 of the Purchase Agreement. Within thirty (30) days of the completion of the File Alarm Project, as determined in Buyer’s reasonable discretion, Buyer shall perform a reconciliation of the actual fees and costs incurred by Buyer under, or in connection with, the Johnson Controls Contract or such other agreement entered into by Buyer in connection with the Fire Alarm Project as provided above, as applicable (the “Buyer Fees”). If the Buyer Fees exceed or are less than the Fire Alarm Credit (the “Delta”), Buyer shall promptly provide written notice of such Delta to Seller, together with reasonable documentation supporting the same (including, where applicable, copies of all paid receipts or invoices) (the “Delta Notice”). Buyer and Seller shall work together in good faith to promptly resolve any disputes regarding the Delta. Within ten (10) days of Buyer’s receipt of the Delta Notice or, if applicable, the resolution of all disputes related to the Delta, (i) if the Buyer Fees exceed the Fire Alarm Credit, then Seller shall pay to Buyer to an account designated by Buyer an amount equal to the Delta (or, if applicable, the mutually agreed-upon amended Delta) or (ii) if the Buyer Fees are less than the Fire Alarm Credit, then Buyer shall pay to Seller to an account designated by Seller an amount equal to the Delta (or, if applicable, the mutually agreed-upon amended Delta).

4.    Copier Placement. Prior to the Effective Time, Seller shall cause the Seller Entities to permit Buyer to access the Facilities for the purpose of installing and testing copier machines and other similar business equipment. Buyer shall perform such installation and testing activities at times and in a manner that does not interfere unreasonably with the operations of the Facilities. The Seller Entities and their personnel shall not be permitted to use any such business equipment prior to the Effective Time.

5.    Pharmacy Clean Room Certification. Seller shall cause the Seller Entities to use commercially reasonable efforts to take all actions prior to the Effective Time necessary or appropriate in order for the Pharmacy Department clean room at the Hospital (the “Clean Room”) to be fully operational/functional, without restriction, as of the Effective Time, including, without limitation, those actions necessary or appropriate in order to satisfy the minimum USP 797 and USP 800 standards in effect as of the Closing Date (the “Standards”). Seller agrees to reimburse Buyer for any actual and reasonable costs incurred by Buyer after the Effective Time in connection with Buyer’s efforts to remediate any remaining issues related to the failure of the Clean Room to meet the Standards (“Clean Room Costs”), within thirty (30) days of Buyer’s receipt of a statement and reasonable documentation supporting the same (including, where applicable, paid receipts or invoices). Seller’s reimbursement obligations hereunder shall be “dollar for dollar” and shall not be subject in any respect to the limitations in Section 11.3 of the Purchase Agreement.

2

6.     Effect on Purchase Agreement; General Provisions. Except as set forth in this Amendment, this Amendment does not in any way change, modify or delete the terms and provisions of the Purchase Agreement, and all such terms and provisions shall remain in full force and effect. This Amendment shall be governed by the provisions of the Purchase Agreement; provided, however, to the extent that the terms of this Amendment and the Purchase Agreement conflict, the terms of this Amendment shall control. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Purchase Agreement as amended by this Amendment and shall not be used in construing either document. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents and agreements relating to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended hereby.

SIGNATURE PAGE FOLLOWS

3

IN WITNESS WHEREOF, the Parties to the Agreement have executed this Amendment by their duly authorized representatives effective as of the date and year first above written.

“Seller”

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Terry H. Hendon
Terry H. Hendon, Vice President

“Buyer”

CAMC GREENBRIER VALLEY MEDICAL CENTER, INC.

By:
David L. Ramsey, President

“Vandalia”

VANDALIA HEALTH, INC.

By:
David L. Ramsey, President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties to the Agreement have executed this Amendment by their duly authorized representatives effective as of the date and year first above written.

“Seller”

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Terry H. Hendon, Vice President

“Buyer”

CAMC GREENBRIER VALLEY MEDICAL CENTER, INC.

By:	/s/ David L. Ramsey
David L. Ramsey, President

“Vandalia”

VANDALIA HEALTH, INC.

By:	/s/ David L. Ramsey
David L. Ramsey, President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT]